Exhibit 10.4

DEED OF NON-COMPETITION

THIS DEED is made on 31 August 2008

BY

(1)                                 MR. ZHU XINLI of c/o Beijing Huiyuan Beverage & Food Group Limited, Beixiaoying Town, Shunyi District, Beijing, People’s Republic of China (the “Covenantor”).

IN FAVOUR OF

(2)                                 ATLANTIC INDUSTRIES, a company incorporated under the laws of the Cayman Islands whose registered office is at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies (the “Offeror”); and

(3)                                 CHINA HUIYUAN JUICE GROUP LIMITED, a company incorporated in the laws of the Cayman Islands, whose registered office is at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands (the “Company”), for itself and for the benefit of each Group Company.

WHEREAS:

(A)                             The Company is principally engaged in the business of producing and selling ready-to-drink beverages including fruit juices, vegetable juices, mixed fruits and vegetable juices, ready-to-drink tea and bottled water.

(B)                               The Offeror proposes to make a cash offer to acquire all the issued ordinary shares of the Company, to acquire all the outstanding convertible bonds of the Company and to cancel all the outstanding share options of the Company (collectively, the “Offers”).

(C)                               The Covenantor is an indirect substantial shareholder of the Company and the Chairman of the board of directors of the Company at the date of this Deed.

(D)                              The Covenantor has undertaken to the Offeror and the Company (for itself and for the benefit of each Group Company) not to engage in any competing interest according to the terms and conditions of this Deed.

THIS DEED WITNESSES as follows:

1.                                      INTERPRETATION

1.1                                In this Deed:

“ABN AMRO”	means ABN AMRO Bank N.V., Hong Kong Branch, a licensed corporation under the SFO and the financial adviser to the Offeror in connection with the Offers;

“Affiliate”

means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person, and with respect to an individual Person, means that individual’s relative, that is any spouse and any child (including adopted child and step-child), as well as any entity which is Controlled by any of the foregoing acting singly or together as well as such entity’s Affiliates;

“Arbitration Board”	has the meaning given to it under clause 8;

“Arbitration Rules”	has the meaning given to it under clause 8;

“Business”

means the business of producing, distributing, selling and marketing ready-to-drink beverages, including fruit juices, vegetable juices, mixed fruits and vegetable juices, ready-to-drink tea and bottled water operated by the Group, other than the business of producing milk;

“Business Day”	means a day on which banks are open for the transaction of normal banking business in Hong Kong and in the PRC (excluding Saturday and Sunday);

“Completion”	means the date on which the Share Offer becomes or is declared unconditional in all respects;

“Composite Document”

means the composite offer and response document to be issued by or on behalf of the Offeror and the Company in accordance with the Takeovers Code containing, among other things, details of the Offers, the terms and conditions of the Offers and the acceptance and transfer forms in respect of the Offers;

“Control”

of a Person means: (i) with respect to a corporate Person, direct or indirect ownership of more than thirty percent of the outstanding voting securities of such corporate Person or the ability to appoint more than one-third of the directors of the board or equivalent governing body of such Person or the ability to direct or cause the direction of the management and policies of such Person; (ii) with respect to a non-corporate Person, the comparable voting interest (as set forth in (i) above) for such non-corporate Person; (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person; or (iv) the operational or practical control of a Person; and the terms “Controls”, “Controlling” and “Controlled” shall have corresponding meanings;

“Dispute”	has the meaning given to it under clause 8;

“Executive”	means the Executive Director of the Corporate Finance Division of the Hong Kong Securities and Futures Commission or any delegate of the Executive Director;

“Governmental Entity”

means any competent government or governing body of any international or supranational organisation, nation, state, province, city, municipality, town or locality or any political or administrative subdivision thereof; any department, agency, commission, ministry, secretariat, court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and the governing body of any securities exchange;

“Group”	means the Company and its Subsidiaries;

“Group Company”	means the Company or a Subsidiary of the Company;

“HKIAC”	has the meaning given to it under clause 8;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Person”	means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation, Governmental Entity or any other entity;

“PRC”	means the People’s Republic of China;

“Restricted Period”	means each of the following periods: (a) from Completion until one year after Completion; and (b) one year beginning on the first anniversary of Completion;

“Second Long Stop Date”

means the latest date on which the Offeror can declare the Share Offer unconditional as to acceptances, which is the 60th day after the date of posting of the Composite Document (or such later date to which the Executive may consent);

“SFO”	means the Securities and Futures Ordinance, Chapter 571 of the Laws of Hong Kong;

“Share Offer”	means the possible voluntary conditional cash offer by ABN AMRO on behalf of the Offeror for all the issued Shares as part of the Offers;

“Shares”	means the ordinary shares of US$0.00001 each in the share capital of the Company;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Subsidiary”	means a company over which the Company has Control;

“Takeover Code”	means the Hong Kong Code on Takeovers and Mergers; and

“Upstream Business”

means the business carried on as at the date of this Deed by certain Affiliates of the Covenantor (but not any Group Companies) relating to the production, supply and distribution of recyclable containers, external packaging and raw materials for juice production.

1.2                                In this Deed, unless the context requires otherwise:

(a)                                  the clause headings are inserted for convenience only and do not affect its interpretation;

(b)                                 a reference to this Deed or another instrument includes any variation or replacement of either of them;

(c)                                  words in the singular include the plural and vice versa; and

(d)                                 use of any gender includes the other genders.

2.                                      CONDITIONS

2.1                                Except for this clause 2 (Conditions), clauses 6 (General), 7 (Notices) and 8 (Governing Law and Arbitration), this Deed is conditional upon the Share Offer becoming or being declared unconditional in all respects.

2.2                                 If the condition set out in clause 2.1 is not fulfilled or waived by the Offeror by the Second Long Stop Date, this Deed (other than this clause 2 (Conditions), clauses 6 (General), 7 (Notices) and 8 (Governing Law and Arbitration)) shall from such date have no effect and the Covenantor shall not have any liability under this Deed (other than liability pursuant to any antecedent breaches).

3.                                      UNDERTAKINGS OF THE COVENANTOR

3.1                                During any of the Restricted Periods, the Covenantor hereby irrevocably undertakes to the Offeror and the Company (for itself and for the benefit of each Group Company) that, subject to clause 3.2 below, he shall not, and shall procure that none of his Affiliates shall, within the PRC:

(a)                                  conduct, carry on or promote (whether on its own account, in partnership, in joint venture or as employee or agent of or manager for any other Person) any business or operation similar to or competitive with the Business;

(b)                                 be concerned or interested in any business or operation similar to or competitive with the Business (directly or through any interposed body corporate, trust, partnership or entity) as trustee, principal, agent, shareholder, unitholder, independent contractor, consultant, adviser or in any other capacity; or

(c)                                  provide any business or entity any financial assistance which assists that business or entity to engage in any business or operation similar to or competitive with the Business.

3.2                                Nothing in clause 3.1 shall prevent, during any of the Restricted Periods:

(a)                                  the Covenantor and any of his Affiliates from holding shares or units that constitute in aggregate 10% or less of the issued capital or units of a company or trust listed on any recognised stock exchange, provided that such holding is a passive investment and none of the Covenantor nor any of his Affiliates is a director of, or has any management, consulting or other role with, the relevant company or trust; or

(b)                                 the Covenantor and any of his Affiliates from continuing to operate the Upstream Business.

4.                                      RESTRAINTS CUMULATIVE

Each of the restraints in clause 3.1 resulting from the various combinations of the Restricted Periods is a separate, severable and independent restraint and:

(a)                                  clause 6.2 applies to each of those restraints; and

(b)                                 the invalidity or unenforceability of any of the restraints in clause 3.1 does not affect the validity or enforceability of any of the other restraints in clause 3.1.

5.                                      RESTRAINTS REASONABLE AND BENEFIT

5.1                                 The Covenantor acknowledges and agrees that each of the restraints in clause 3.1 is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to, and goes no further than is reasonably necessary to protect, the interests of the Offeror and the Company (and of each Group Company).

5.2                                 Each of the restraints in clause 3.1 is being given by the Covenantor to:

(a)                                  the Offeror for the benefit of the Offeror; and

(b)                                 the Company (acting for itself and as trustee for each Group Company) for the benefit of the Company and for each Group Company.

6.                                      GENERAL

6.1                                 The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute a waiver of the right or remedy or an impairment of a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided under this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

6.2                                 Any provision of this Deed which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Deed enforceable, unless this would materially change the intended effect of this Deed.

6.3                                 If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Deed.

6.4                                 This Deed shall be binding on and enure for the benefit of the successors in title of each of the Covenantor and the beneficiaries of this Deed.

7.                                      NOTICES

7.1                                A notice or other communication under or in connection with this Deed (a “Notice”) shall be in writing; in the English language; and delivered personally or sent by registered post (or air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 7.3.

7.2                                Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)                                  delivered personally, when left at the address referred to in clause 7.3;

(b)                                 sent by mail, except air mail, two Business Days after posting it;

(c)                                  sent by air mail, six Business Days after posting it; and

(d)                                 sent by fax, when confirmation of its error-free transmission has been recorded by the sender’s fax machine,

provided that in each case where delivery by hand or by fax occurs after 6:00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.  References to time in this clause 7.2 are to local time in the country of the addressee.

7.3                                For the purposes of this clause 7, Notices should be sent as follows:

(i)            in the case of the Company, to the Company at Huiyuan Road, Beixiaoying Town, Shunyi District, Beijing, the People’s Republic of China or on fax number +8610 6048 9047, marked for the attention of Chief Financial Officer;

(ii)           in the case of the Offeror, to the Offeror, c/o The Coca-Cola Company, NAT 456, P.O. Box 1731, Atlanta, Georgia 30301 United States of America or on fax number 1-404-598-7791, marked for the attention of the Vice President and Director of Mergers and Acquisitions; and

(iii)          in the case of the Covenantor, to the Covenantor at c/o Beijing Huiyuan Beverage & Food Group Limited, Beixiaoying Town, Shunyi District, Beijing, People’s Republic of China or on fax number +8610 6048 9047.

8.                                      GOVERNING LAW AND ARBITRATION

8.1                                This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

8.2                                 Any dispute or claim arising out of or in connection with or relating to this Deed (a “Dispute”), or the interpretation, breach, termination or invalidity of this Deed including the validity, scope and enforceability of this arbitration provision, shall be finally resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules and the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Deed (the UNCITRAL Arbitration Rules and the HKIAC Procedures collectively referred to as the “Arbitration Rules”). There shall be three arbitrators (the “Arbitration Board”).  If there are only two parties to the arbitration, each party shall appoint one arbitrator and the two arbitrators so appointed shall appoint the third arbitrator, who shall serve as the presiding arbitrator of the Arbitration Board.  If there are more than two parties to the arbitration, the parties shall endeavour to agree on the procedure for appointing the arbitrators and if within thirty (30) days of receipt of the Notice of Arbitration, the parties have not reached an agreement on the procedure for appointing the arbitrators, all the arbitrators shall be appointed by the HKIAC as soon as practicable upon the receipt of a party’s request to the HKIAC.  The parties shall not be limited in their selection of arbitrators to any prescribed list; however, all arbitrators shall be impartial and independent.

8.3                                The arbitration proceedings shall be conducted and the award shall be rendered in English (with a simultaneous translation of the proceedings into Chinese if so requested by any party).  If the Arbitration Rules are in conflict with the provisions of this section, including the provisions concerning the appointment of arbitrators, the provisions of this section shall prevail. The arbitrators shall decide any Dispute submitted by the parties to the arbitration in accordance with the governing law specified in clause 8.1.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

8.4                                The parties to the Dispute agree to facilitate the arbitration by: (i) cooperating in good faith to expedite the conduct of the arbitration; (ii) conducting arbitration hearings to the greatest extent possible on successive Business Days; and (iii) using their best efforts to observe the time periods established by the Arbitration Rules or by the Arbitration Board for the submission of evidence and briefs.

8.5                                 In order to facilitate the comprehensive resolution of related Disputes, all claims that arise under or in connection with this Deed may be brought in a single arbitration.  Upon the request of any party to such arbitration, the Arbitration Board for such proceeding shall be entitled to consolidate any arbitration proceeding constituted under this Deed with any other arbitration proceeding constituted under this Deed,  if the Arbitration Board determines that: (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.  No such consolidation shall take place unless the parties to all the relevant arbitrations are identical.  In the event of different rulings on this question by the Arbitration Board constituted hereunder and another Arbitration Board constituted under this Deed, the ruling of the Arbitration Board constituted first in time shall control. Such Arbitration Board shall serve as the tribunal for any consolidated arbitration, and shall have the power to make all orders consequential upon and for the purposes of facilitating the consolidation of the arbitrations, including orders as to costs.

8.6                                The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the Dispute, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable.

8.7                                The award of the Arbitration Board shall be final and binding upon the disputing parties, and any party to the Dispute may apply to a court of competent jurisdiction for enforcement of such award.  Any party to the Dispute shall, prior to the appointment of the Arbitration Board, be entitled to seek preliminary injunctive relief, to prevent irreparable harm from any court of competent jurisdiction pending the constitution of the Arbitration Board.  Without prejudice to such provisional remedies that may be granted by a national court, the Arbitration Board shall have full authority to grant provisional remedies, to order a party to seek modification or vacation of an injunction issued by a national court, and to award damages for the failure of any party to respect the Arbitration Board’s orders to that effect.

EXECUTED as a deed.

Signed, sealed and delivered by MR. ZHU XINLI in the presence of:

/s/ Zhu Xin Li
Witness